                                   FORM 8-K
                                Current Report


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  June 29, 2000

                         WHITNEY AMERICAN CORPORATION
              (Exact name of registrant as specified in charter)

                                   DELAWARE
        (State or other jurisdiction of incorporation or organization)

          0-22907                                         54-1956957
  (Commission File Number)               (I.R.S. Employer Identification Number)

            8150 Leesburg Pike, Suite 1200, Vienna, Virginia  22182

                                 (703) 893-0582
              (Registrant's telephone number, including area code)

                                 (703) 893-5636
              (Registrant's facsimile number, including area code)

Item 5.  Other Events

On June 29, 2000, Whitney American Corporation, a Delaware corporation, ("Whitney"), Kemron Environmental Services, Inc., a New York corporation,("Kemron"), a wholly owned subsidiary of Whitney and Kiber Environmental Services, Inc., a Georgia corporation, ("Kiber"), Juan J. Gutierrez, the majority shareholder of Whitney, Katherine Tracy Bergquist-Kingham and Neville Kingham, both shareholders of Kiber entered into a merger agreement ("Agreement"). The Agreement contemplates a tax-free merger of Kiber with and into Kemron in a reorganization described in section 368(a) and 368(a)(i)(D) of the Internal Revenue Code of 1986, as amended (the "Code").
The Agreement calls for the shareholders of Kiber to receive a total of 200,810 shares of capital stock in Whitney and $450,000 in exchange for all of the capital stock of Kiber. The $450,000, paid at closing, consisted of $300,000 in cash and a promissory note for $150,000, payable in twelve months and earning
interest at ten percent (10%).   The promissory note is personally guaranteed by
Juan J. Gutierrez.

Kiber is an environmental services company based in Atlanta, Georgia. The company is considered a strong compliment to Kemron's current business, as Kiber performs similar consulting services but to a unique client base. Kemron can market its other services to many of these existing clients and cultivate additional business. The consulting operation of Kiber will be integrated into the current consulting operation of Kemron's Atlanta office. In addition, Kiber has a laboratory operation, nationally recognized for conducting treatability studies. This treatability lab will be a separate business segment of Kemron. It is the belief of both Kemron's and Kiber's management that this merger will create some rewarding opportunities to expand the overall services with much of the core clients of each company.

Kiber has experienced a steady revenue base over the last three years and has stabilized its operating income after incurring a small loss in the fiscal year ended December 31, 1998. Kiber's financial statements have been audited for the most recent fiscal year ended December 31, 1999 only; the fiscal year 1998 is unaudited. On a consolidated basis, Kiber's revenues for fiscal year ended December 31, 1999 represent approximately 12% of the total revenues of the combined consolidated companies.


Statement of Income:
                                                               Year ended December 31,
                                                                1999          1998
                                                              (audited)    (unaudited)
Net sales                                                     $1,376,330   $1,327,036
Cost of sales                                                    339,052      400,775
                                                              ----------   ----------

     Gross profit                                              1,037,278      926,261

General, administrative, and selling expenses                    918,975      963,663
                                                              ----------   ----------

     Income (loss) from operations                               118,303      (37,402)

Financial income and (expense), net                               (4,029)     (29,243)
                                                              ----------   ----------

     Net income (loss)                                        $  114,274   $  (66,645)
                                                              ==========   ==========

Balance sheet as of December 31, 1999 (audited):

          Cash                         $ 26,128
          Accounts Receivable           594,020
          Prepaid and Other Assets       61,349
          Fixed Assets                  141,373

          Total Assets                 $822,870

          A/P and payroll related      $ 39,104
          Line and Notes Payable        236,713
          Equity                        547,053

          Total Liab & Equity          $822,870


CHANGE OF MANAGEMENT

There will be no change in the management of Whitney. Neville Kingham and Katherine Tracy Bergquist-Kingham, however, are considered critical to the success of the continuing Kiber operations. Therefore, both individuals have joined the senior management staff of Kemron as vice presidents. Mr. Kingham will be responsible for the operational management of the treatability laboratory while Ms. Bergquist-Kingham will support the company with business development and marketing, both domestic and international. In addition, Ms. Bergquist-Kingham has been elected to the board of directors of Whitney.

Issuance of Shares

Prior to the consummation of this agreement, Whitney has an aggregate of
4,217,020 common shares issued and outstanding.   After consummating the
agreement, Whitney shares issued and outstanding will equal 4,417,830.



Dated:  July 14, 2000

Whitney American Corporation

By /s/ Juan J. Gutierrez
       Chairman of the Board and Chief Executive Officer